Exhibit 10.1

CROWDSTRIKE CORPORATE INCENTIVE PLAN

PURPOSE
The CrowdStrike Corporate Incentive Plan (the “CIP” or “Plan”) is designed to align departmental and employee work product to company goals and encourage continued employment through the payment of incentive awards (each, an “Incentive Award”).

ADMINISTRATION
The Plan is maintained by CrowdStrike Holdings, Inc. (the “Company” or “CrowdStrike”). The Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee will have full discretion and authority to (i) designate Participants, (ii) determine the terms, conditions and amounts of any Incentive Award (including payment terms and restrictions) and (iii) make any other determination and take any other action that the Committee in its sole discretion deems necessary or desirable for the administration of the Plan and due compliance with applicable law or accounting or tax rules and regulations. All decisions of the Committee shall be final, conclusive and binding upon all parties, including all Participants.

With respect to Participants other than executive officers of the Company, the Committee may delegate its authority under the Plan to the Company’s Chief Executive Officer, Chief Human Resources Officer and/or such other officers of the Company as it determines in its discretion (the “Delegated Officers”).

The Board may, in its sole discretion, at any time and from time to time, grant Incentive Awards or administer the Plan (and, in any such case, the Board shall have all of the authority and responsibility granted to the Committee under the Plan).

PERFORMANCE AND PAYOUT PERIODS
The CIP runs on CrowdStrike’s fiscal year (February 1 through January 31). Each fiscal year is a “Plan Period”. Each quarter within the fiscal year is a “Performance Period.” Each Incentive Award is generally paid no later than 60 days following the applicable Performance Period.

ELIGIBILITY
Full-time and part-time CrowdStrike employees are eligible to participate in the CIP if (i) such participation is indicated in their offer of employment or employment agreement; (ii) they are not already participating in any other incentive plan or commission plan (e.g. Sales or Professional Services); (iii) they are not subject to formal written disciplinary action from HR including violation of security compliance, or demotion, at any time during a Performance Period; and (iv) they are still employed on the day the Incentive Award is paid (“Participant”), to the extent permitted by law. The Company reserves the right to limit participation in the CIP to avoid any potential conflicts with other incentive programs. Only the Delegated Officers may approve exceptions to this policy, for Participants other than executive officers of the Company.

To be eligible for an Incentive Award for any applicable Performance Period, new employees must have started employment on or by the first workday of the last calendar month of such Performance Period. An Incentive Award for the first Performance Period during which a new employee is eligible to participate will be prorated based on the number of calendar days the new employee was actually employed by the Company during the applicable Performance Period. For example, if an employee starts employment halfway through the Performance Period, their bonus target for the first Performance Period of eligibility will be 50% of their quarterly target.

Where an employee is placed on a Performance Improvement Plan that includes any period of time during a Performance Period, an Incentive Award will be prorated based on the number of calendar days the employee was not subject to a Performance Improvement Plan during Performance Period, to the extent permitted by law. For example, if an employee is subject to a Performance Improvement Plan during the first half, but not the second half of the Performance Period, their bonus target for the first Performance Period of eligibility will be 50% of their quarterly target.

Exhibit 10.1

COMPANY PERFORMANCE AND FUNDING THE POOL

For each Performance Period, the Committee will establish one or more performance objectives for such Performance Period which will determine the level of funding of the CIP “pool” for the applicable Performance Period.

The performance objectives may include, without limitation, annual recurring revenue, operating income, EBITDA and/or any other performance objectives set forth in Section 10(c) of the CrowdStrike Holdings, Inc. 2019 Equity Incentive Plan (as amended from time to time). Performance objectives may be measured on an absolute (e.g., plan or budget) or relative basis, may be based on a ratio or separate calculation of any performance criteria and may be made relative to an index, one or more of the performance goals themselves, a previous period’s results or to a designated comparison group. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. The Committee may modify and/or adjust the performance objectives or the related level of achievement, in whole or in part, as the Committee deems appropriate or equitable.

The individual Incentive Award for any applicable Performance Period may be subject to such additional department, individual or other performance goals and metrics as determined by the Committee with respect to any Participant for the applicable Plan Year or Performance Period.

NO GUARANTEED INCENTIVE AWARD PAYOUTS
No Incentive Award payouts under the CIP are guaranteed, and all Incentive Awards are earned and payable only at the discretion of the Company. Incentive Awards under this Plan are not earned unless all requirements have been met during the Performance Period and the Participant is employed on the day of the Incentive Award payout.

ADMINISTRATIVE PROCEDURE

Salary Adjustments During the Performance Period
Newly promoted employees, employees transferring into an eligible CIP position or employees receiving a salary adjustment mid-quarter should refer to their promotion or transfer notification letter for CIP details; the quarterly Incentive Award may be pro-rated. If transferring out of an eligible CIP position, the Incentive Award that may be earned for that quarter will be prorated.

Leaves of Absences, Disability, or Death
In the event of a Participant’s leave of absence for more than 30 days overall (not limited to any one quarter), any Incentive Award that may be earned will be calculated on a pro-rated basis, to the extent permitted by applicable law. Any leaves of absence of 30 days or less will not result in pro-rating of the Incentive Award. In the event of Participant’s death, an amount equal to the prorated Incentive Payout the Participant would have earned, if the Participant had otherwise remained eligible, will be paid.

Changes or Amendments
While the Committee has every intention of maintaining the Plan through the end of the applicable Plan Year, the Committee reserves the right to revise, alter, amend or terminate the Plan at any time.

Deferral of Incentive Award Payments
The Committee may, in its sole discretion, permit or require the deferral of payment of any Incentive Award in accordance with the terms of any deferred compensation plan or arrangement established or maintained by the Company from time to time.

No Guaranteed Employment
The Plan does not constitute a contract of employment or guarantee employment for any duration, nor does it alter the “at-will” status of employment.

Disputes
All disputes with respect to this Plan will be resolved by the CEO and CHRO, whose decisions will be final.

Exhibit 10.1

Taxes

All payments under the Plan will be made net of any applicable withholding or other taxes.

All payments made pursuant to the Plan are intended to be exempt and/or comply with Section 409A of the Code (including the regulations and guidance promulgated thereunder) (“Section 409A”), and shall be interpreted on a basis consistent with such intent. If any provision of the Plan or any term or condition of any Incentive Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and, to the extent necessary, deemed amended so as to avoid this conflict. However, nothing herein will be construed as a guarantee by the Company of any particular tax effect to the Participant. The Company will not be liable to the Participant for any additional tax, penalty or interest that may be imposed on the Participant pursuant to Section 409A or otherwise or any damages incurred by the Participant as a result of the Plan (and the payment and benefits hereunder) failing to comply with, or be exempt from, Section 409A. If an amount payable under an Incentive Award as a result of the Participant’s termination of employment occurring while the Participant is a “specified employee” under Section 409A constitutes a deferral of compensation subject to Section 409A, then payment of such amount shall not occur until six months and one day after the date of the Participant’s “separation from service” (as defined under Section 409A), except as permitted under Section 409A.
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